Exhibit 10.2
Pike Electric Corporation
Director Compensation Policy*
(Effective as of the 2011 Annual Meeting of Stockholders)
Each director, who is considered “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual, will receive the following compensation for service on the board of directors:
•	an annual fee of $45,000 in cash payable in quarterly installments;

•	$1,000 in cash for each Board meeting attended;

•	$500 in cash for each committee meeting attended;

•	$15,000 annual retainer for the Lead Independent Director and the chair of the Audit Committee;

•	$10,000 annual retainer for the chairs of the Compensation Committee and the Nominating and Governance Committee;

•	an annual equity grant of $70,000 in the form of restricted stock units one day following election to the Board at the annual stockholders’ meeting, with vesting in full of such units on the earlier of the first anniversary of the grant date or immediately before the next annual stockholders’ meeting; and

•	reimbursement of reasonable expenses incurred for attending Board and committee meetings.
Any independent director who is initially appointed or elected to the board of directors other than at the annual meeting of stockholders will receive an equity grant in the form of restricted stock units one day following such appointment or election, where the amount of units to be granted would be calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of stockholders.
The Board of Directors has adopted stock ownership guidelines for independent directors. The guidelines require each independent director to own shares or share equivalent units having a market value equal to $180,000 within four years of his or her becoming a director. Once the required market value ownership level is achieved, no further purchases are required in the event the value of the shares and share equivalent units held by a director fall below $180,000 due solely to a decrease in the market value of the Company’s common stock.
Directors who are not determined to be “independent” as defined above will receive no compensation for serving as directors.

*	Amended and adopted by the Board of Directors on November 3, 2011.